Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

SECOND QUARTER RESULTS

Minneapolis, MN (July 13, 2022) - Winmark Corporation (Nasdaq: WINA) announced today net income for the quarter ended June 25, 2022 of $9,027,200 or $2.54 per share diluted compared to net income of $8,937,300 or $2.33 per share diluted in 2021. For the six months ended June 25, 2022, net income was $18,879,700 or $5.19 per share diluted compared to net income of $18,248,400 or $4.74 per share diluted for the same period last year.

“We are pleased with our results for the first half of the year,” commented Brett D. Heffes, Chairman and Chief Executive Officer.

Winmark - the Resale Company®, is a nationally recognized franchising business focused on sustainability and small-business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At June 25, 2022, there were 1,293 franchises in operation and over 2,800 available territories.  An additional 46 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	June 25, 2022	December 25, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$8,696,600	$11,407,000
Restricted cash	55,000	30,000
Receivables, net	1,321,800	1,103,400
Net investment in leases - current	1,870,100	2,890,600
Income tax receivable	869,000	667,500
Inventories	603,400	325,200
Prepaid expenses	861,000	1,008,600
Total current assets	14,276,900	17,432,300

Net investment in leases – long-term	111,000	229,300
Property and equipment, net	1,815,300	1,976,900
Operating lease right of use asset	2,859,800	2,982,000
Intangible assets, net	3,525,200	—
Goodwill	607,500	607,500
Other assets	420,500	418,300
Deferred income taxes	3,438,100	3,252,700
	$27,054,300	$26,899,000

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Notes payable, net	$4,217,900	$4,232,600
Accounts payable	1,889,300	2,099,000
Accrued liabilities	4,563,100	2,001,000
Deferred revenue	1,631,100	1,645,000
Total current liabilities	12,301,400	9,977,600
Long-Term Liabilities:
Line of Credit/Term Loan	30,000,000	—
Notes payable, net	41,175,700	43,376,400
Deferred revenue	6,849,200	6,863,500
Operating lease liabilities	4,561,500	4,810,100
Other liabilities	945,200	954,800
Total long-term liabilities	83,531,600	56,004,800
Shareholders’ Equity (Deficit):
Common stock, no par, 10,000,000 shares authorized, 3,437,806 and 3,635,806 shares issued and outstanding	—	—
Retained earnings (accumulated deficit)	(68,778,700)	(39,083,400)
Total shareholders’ equity (deficit)	(68,778,700)	(39,083,400)
	$27,054,300	$26,899,000

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended		Six Months Ended
	June 25, 2022	June 26, 2021	June 25, 2022	June 26, 2021
Revenue:
Royalties	$15,981,300	$14,716,500	$31,371,400	$28,765,300
Leasing income	1,212,000	2,848,600	4,083,700	6,085,600
Merchandise sales	1,027,200	683,100	1,941,500	1,275,500
Franchise fees	391,500	358,900	812,100	717,900
Other	458,800	422,500	911,900	844,200
Total revenue	19,070,800	19,029,600	39,120,600	37,688,500
Cost of merchandise sold	970,200	647,800	1,834,700	1,206,600
Leasing expense	299,600	662,400	515,600	1,051,900
Provision for credit losses	(15,700)	(62,700)	(24,600)	(111,400)
Selling, general and administrative expenses	5,461,600	5,805,200	11,001,600	10,907,500
Income from operations	12,355,100	11,976,900	25,793,300	24,633,900
Interest expense	(712,000)	(304,300)	(1,225,100)	(622,400)
Interest and other income (expense)	(13,800)	4,900	(14,700)	11,700
Income before income taxes	11,629,300	11,677,500	24,553,500	24,023,200
Provision for income taxes	(2,602,100)	(2,740,200)	(5,673,800)	(5,774,800)
Net income	$9,027,200	$8,937,300	$18,879,700	$18,248,400
Earnings per share - basic	$2.61	$2.42	$5.35	$4.91
Earnings per share - diluted	$2.54	$2.33	$5.19	$4.74
Weighted average shares outstanding - basic	3,463,886	3,693,503	3,530,902	3,715,088
Weighted average shares outstanding - diluted	3,559,231	3,830,844	3,637,772	3,852,534

Winmark Corporation

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 25, 2022	June 26, 2021
OPERATING ACTIVITIES:
Net income	$18,879,700	$18,248,400
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	219,400	223,200
Provision for credit losses	(24,600)	(111,400)
Compensation expense related to stock options	771,400	698,100
Deferred income taxes	(185,400)	(907,400)
Deferred initial direct costs	—	(2,100)
Amortization of deferred initial direct costs	—	16,400
Operating lease right of use asset amortization	122,200	109,900
Tax benefits on exercised stock options	348,000	248,900
Change in operating assets and liabilities:
Receivables	(218,400)	405,600
Principal collections on lease receivables	1,636,100	5,332,200
Income tax receivable/payable	(549,500)	(722,900)
Inventories	(278,200)	(222,800)
Prepaid expenses	147,600	308,000
Other assets	(2,200)	17,800
Accounts payable	(209,700)	(311,600)
Accrued and other liabilities	2,213,500	232,100
Rents received in advance and security deposits	(472,700)	(317,700)
Deferred revenue	(28,200)	(120,300)
Net cash provided by operating activities	22,369,000	23,124,400
INVESTING ACTIVITIES:
Purchase of property and equipment	(43,000)	(48,600)
Reacquired franchise rights	(3,540,000)	—
Purchase of equipment for lease contracts	—	(78,200)
Net cash used for investing activities	(3,583,000)	(126,800)
FINANCING ACTIVITIES:
Proceeds from borrowings on line of credit	33,700,000	—
Payments on line of credit	(3,700,000)	—
Payments on notes payable	(2,125,000)	(2,125,000)
Repurchases of common stock	(47,847,500)	(18,918,200)
Proceeds from exercises of stock options	2,553,700	1,210,300
Dividends paid	(4,052,600)	(2,600,400)
Net cash used for financing activities	(21,471,400)	(22,433,300)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(2,685,400)	564,300
Cash, cash equivalents and restricted cash, beginning of period	11,437,000	6,684,000
Cash, cash equivalents and restricted cash, end of period	$8,751,600	$7,248,300
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$1,108,100	$603,700
Cash paid for income taxes	$6,060,800	$7,156,200

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Condensed Balance Sheets to the total of the same amounts shown above:
	Six Months Ended
	June 25, 2022	June 26, 2021
Cash and cash equivalents	$8,696,600	$7,223,300
Restricted cash	55,000	25,000
Total cash, cash equivalents and restricted cash	$8,751,600	$7,248,300